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                                                                       EXHIBIT 1


                               AMENDMENT NO. 1 TO
                             SHAREHOLDERS AGREEMENT

     THIS AMENDMENT TO SHAREHOLDERS AGREEMENT ("Amendment") dated November 5, 1996 is between FOREST OIL CORPORATION, a New York corporation (the "Company"), and JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership (the "Shareholder").

                                    RECITALS

     WHEREAS, the Company and the Shareholder entered into a Shareholders Agreement (the "Shareholders Agreement") dated January 24, 1996 relating to shares of common stock, par value $.10 per share, of the Company ("Common Stock") owned by the Shareholder.

     WHEREAS, pursuant to the Loan Termination Agreement dated the date hereof between the Company and the Shareholder, 2,000,000 shares of Common Stock shall be issued to the Shareholder.

     WHEREAS, the Company and the Shareholder wish to amend the Shareholders Agreement to take account of the issue of the shares referred to above and to make certain other amendments thereto.


                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged by the parties, it is agreed as follows:

1.   The Shareholders Agreement shall be amended as follows:

     (a)   The following shall be added to Recital A:

           The parties have further entered into the Loan Termination Agreement (the "Loan Termination Agreement") dated November 5, 1996.

     (b)   Recital B shall be deleted and replaced by the following:

           "B. Pursuant to the Second Restructure Agreement, JEDI has acquired 1,680,000 shares (the "Initial Exchange Shares") of the Company's common stock, par value $.10 per share, together with the associated Rights (as defined in the Second Restructure Agreement) (the "Common Stock"). Pursuant to the Loan Termination Agreement, JEDI has acquired 2,000,000 shares (the "Additional Exchange Shares") of Common Stock. The Initial Exchange Shares and Additional Exchange Shares are sometimes hereafter referred to as the "JEDI Shares."
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     (c)   In Article I:

           (i) the definition of Permitted Transfer Date shall be deleted and replaced by the following: "Permitted Transfer Date" means the earlier of (a) the date on which Anschutz and its Affiliates or Groups shall have sold 50% or more of the shares of Common Stock beneficially owned by Anschutz and its Affiliates or Groups, which figure shall include shares of Common Stock issuable pursuant to the Second Series Convertible Preferred Stock, the JEDI/Anschutz Option and the Tranche A Warrants (as each such term is defined in the Second Restructure Agreement), held by Anschutz and its Affiliates or Groups on the date hereof, but excluding any shares of Common Stock issuable pursuant to the JEDI/Anschutz Option or the Tranche A Warrants if such option or warrants expires or is canceled or terminated during the period between the date hereof and July 27, 1999, or (b) (i) in the case of the Additional Exchange Shares, May 31, 1997, (ii) in the case of fifty percent of the Initial Exchange Shares, July 31, 1997, and (iii) in the case of the remainder of the Initial Exchange Shares, July 31, 1999."

           (ii)  the following shall be added to the definition of Transaction
           Documents: "and the Loan Termination Agreement".

2. Except as modified by the terms of this Amendment, the terms of the Shareholders Agreement shall continue in full force and effect. Any reference in the Shareholders Agreement to "this Agreement" shall be deemed to include the amendments to the Shareholders Agreement effected by this Amendment.

3. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

4. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.


                        Joint Energy Development Investments
                          Limited Partnership

                        By:  Enron Capital Management Limited
                               Partnership, its General Partner

                             By:  Enron Capital Corp., its
                                    General Partner


                                  By:
                                     --------------------------------
                                        Clifford P. Hickey
                                        Vice President



                         FOREST OIL CORPORATION



                         By:
                            -------------------------------
                              Daniel L. McNamara
                              Corporate Secretary and Corporate Counsel

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